Exhibit B
AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of the date set forth below by and between Trinsic, Inc., a Delaware corporation (the “Company”), and Horace J. Davis III (“Executive”).
     WHEREAS, the Company and Executive have entered into an employment agreement dated effective August 15, 2005 (the “Employment Agreement”); and
     WHEREAS, the Company and Executive desire to amend the Employment Agreement.
     NOW, THEREFORE, Section 7.4 of the Employment Agreement is hereby amended to read as follows:
     “7.4 Termination After Change of Control. If, within 6 months before or after a Change of Control any of the following events occur, Executive, at his sole option, may declare by thirty days (30) written notice to the Company that his employment hereunder has been terminated by the Company, and such termination shall for all purposes of this Agreement be deemed a termination by the Company without Good Cause:
(a)	The Company removes Executive from the office of Chief Executive Officer;

(b)	The Company materially changes Executive’s reporting requirements;

(c)	The Company fails to afford Executive the power and authority generally commensurate with the position of Chief Executive Officer; or

(d)	The Company requires Executive to relocate his residence as of the date of this Agreement or requires the Executive to travel on business.
     In addition, either before or after a Change of Control, if the Company breaches any material provision of this Agreement and does not cure its breach within 14 days of Executive’s 30-day written notice of breach, then such breach shall be deemed a termination without Good Cause.
     Following a Change of Control, Executive shall provide services at the Company’s offices in Atmore, Alabama and shall not be required to travel on Company business. The Company agrees and affirms that Executive shall continue to be indemnified in connection with his employment by the Company to the extent provided under common law, by the Company’s By-Laws, by the Company’s Articles of Incorporation, or under the Company’s directors and officers insurance policy, if any.”
* * * * *
     The Company and Executive have executed this Amendment as of the date set forth. This Amendment may be executed in counterparts, all of which taken together shall be deemed to constitute one and the same instrument.

TRINSIC,INC.,
a Delaware corporation

By:	/s/ [ILLEGIBLE] Chairman of the Compensation Committee
Date:

/s/ Horace J. Davis III

Horace J. Davis III